Exhibit 4.1

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock as of December 31, 2022. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, the certificate of designation for our series A convertible preferred stock and our bylaws, which have been filed as exhibits to this annual report.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of December 31, 2022, there were 36,103,067 shares of common stock and 1,000 shares of series A convertible preferred stock issued and outstanding.

Common Stock

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes our board to issue up to 10,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Series A Convertible Preferred Stock

On June 29, 2021, we filed a certificate of designation with the Delaware Secretary of State to establish our series A convertible preferred stock. We designated a total of 8,000 shares of our preferred stock as series A convertible preferred stock. Our series A convertible preferred stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Dividend Rights. Prior to February 14, 2022, the date that the registration statement relating to the initial public offering was declared effective by the SEC (which we refer to as the IPO date), holders of series A convertible preferred stock were entitled to receive cumulative dividends at a rate of 7.5% of the stated value per share ($1,000, subject to adjustment) per annum, which increased to 15% per annum after November 23, 2021 and 24% per annum after December 31, 2021. Holders of series A convertible preferred stock are no longer entitled to dividends.

Liquidation Rights. Upon any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, or upon a change of control, the holders of series A convertible preferred stock shall be entitled to receive out of the assets of our company the same amount that a holder of common stock would receive if the series A convertible preferred stock were fully converted (disregarding for such purposes any conversion limitations) to common stock which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. The series A convertible preferred stock have no voting rights except as set forth below. As long as any shares of series A convertible preferred stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the series A convertible preferred stock, (a) alter or change adversely the powers, preferences or rights given to the series A convertible preferred stock or alter or amend the certificate of designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the series A convertible preferred stock, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of series A convertible preferred stock, or (d) enter into any agreement with respect to any of the foregoing.

Conversion Rights. Each share of series A convertible preferred stock is convertible, at any time and from time to time from at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of such share of series A convertible preferred stock (plus any accrued but unpaid dividends thereon) by the conversion price. The conversion price is initially equal $0.6667 (subject to adjustments). Notwithstanding the foregoing, we shall not effect any conversion, and a holder shall not have the right to convert, any portion of the series A convertible preferred stock to the extent that, after giving effect to the conversion, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares issuable upon the conversion. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Options

As of December 31, 2022, we have issued options to purchase an aggregate of 2,578,000 shares of common stock under the 2020 Plan and 2022 Plan at a weighted average exercise price of $0.33 per share.

Warrants

On December 18, 2020, we issued a warrant for the purchase of 1,292,445 shares of common stock to Peah Capital, LLC. This warrant is exercisable for the period commencing on January 31, 2022 and ending on December 18, 2027; provided that, the warrant will automatically expire and terminate in the event a registration statement covering the resale of all shares issued pursuant a future equity agreement with Peah Capital, LLC has been declared effective by the SEC. The exercise price of this warrant is $0.0001, subject to standard adjustments for stock splits, stock combinations, stock dividends, reclassifications and similar transactions. In addition, in the event that the number of our outstanding shares of common stock is increased prior to the 18-month anniversary of the warrant, the number of shares issuable upon exercise of the warrant shall be automatically increased to represent that number which is 9.9% of the then total outstanding capitalization.

In July and August 2021, we issued warrants for the purchase of an aggregate of 11,999,404 shares of common stock at an exercise price of $6.25. Due to the issuance of common stock in a private placement completed in December 2022 at $0.35 per share, the exercise price of these warrants was reduced to $0.35 per share and the number of shares underlying the warrants was increased to 214,275,076 shares in accordance with the terms of the warrants. The warrants were then amended and restated. The amended and restated warrants expire on August 14, 2027, have an exercise price of $0.35 and may be exercised on a cashless basis if there is no effective registration statement registering the shares issuable upon exercise of the amended and restated warrants; provided that the amended and restated warrants may not be exercised in full until we have sufficient authorized shares to accommodate such exercise. The exercise price is subject to a price-based adjustment for new issuances of securities below the exercise price (subject to certain exceptions), as well as standard adjustments for stock splits, stock dividends, recapitalizations, mergers and similar transactions. In addition to the foregoing, the amended and restated warrants provide that if we combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares and the lowest volume weighted average price of our common stock during the five consecutive trading days commencing on the effective date of such combination is less than the exercise price then in effect, then the exercise price shall be reduced (but in no event increased) to such lower price. The amended and restated warrants also contain a beneficial ownership limitation which provides that we shall not effect any exercise, and a holder shall not have the right to exercise, any portion of a amended and restated warrants to the extent that, after giving effect to the exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares issuable upon the exercise. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

On July 1, 2021, we issued warrants for the purchase of an aggregate of 1,078,173 shares of common stock to Dawson James Securities, Inc. and its designees as partial compensation for services rendered in connection with our private placement of series A convertible preferred stock and loan from Diamond Creek Capital, LLC that were completed on July 1, 2021. These warrants are exercisable for a period of five years at an exercise price of $0.6667 per share, subject to standard adjustments for stock splits, stock combinations, stock dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions, and may be exercised on a cashless basis.

On November 5, 2021, we issued warrants for the purchase of 72,000 shares of common stock to Dawson James Securities, Inc. and its designees as partial compensation for services rendered in connection with our private placement of debentures that was completed on November 5, 2021. Half to these shares, or 36,000 shares, were subsequently forfeited by Dawson James Securities, Inc. These warrants are exercisable for a period of five years at an exercise price of $2.50 per share, subject to standard adjustments for stock splits, stock combinations, stock dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions, and may be exercised on a cashless basis.

In December 2021 and January 2022, we entered into note and warrant purchase agreements with certain investors, pursuant to which we sold to such investors (i) original issue discount secured subordinated promissory notes in the aggregate principal amount of $705,882 and (ii) warrants for the purchase of 120,000 shares of our common stock. These warrants are excisable at any time during the three (3) year period commencing on August 18, 2022, the sixth (6th) month anniversary of the closing of our initial public offering. The exercise price per share is $6.25, subject to standard adjustments for stock splits, stock combinations, stock dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions, and may be exercised on a cashless basis if the market value of our common stock is greater than such exercise price.

On February 18, 2022, we issued series A warrants for the purchase of 1,646,390 shares of common stock in connection with our initial public offering. The series A warrants are exercisable until the fifth anniversary of the issuance date at an exercise price equal to $7.00 per share and may be exercised on a cashless basis if the issuance of common stock upon exercise of the warrants is not covered by an effective registration statement. The exercise price and number of shares of common stock issuable upon exercise of the series A warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

On February 18, 2022, we issued series B warrants for the purchase of 1,646,390 shares of common stock in connection with our initial public offering. Most of the series B warrants were subsequently exercised. As of December 31, 2022, series B warrants for the purchase of 207,160 shares of common stock remain outstanding. The series B warrants are exercisable until the fifth anniversary of the issuance date at an exercise price equal to $10.00 per share and may be exercised on a cashless basis. In such event, the aggregate number of shares of common stock issuable in such cashless exercise shall equal the product of (x) the aggregate number of shares of common stock that would be issuable upon exercise of the series B warrant in accordance with its terms if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.00.

On December 8, 2022, we issued prefunded warrants to purchase an aggregate of 1,574,248 shares of common stock. The prefunded warrants have a nominal exercise price of $0.0001 (subject to standard adjustments for stock splits, stock dividends, recapitalizations, mergers and similar transactions) and may be exercised on a cashless basis. The prefunded warrants contain a beneficial ownership limitation which provides that we shall not effect any exercise, and a holder shall not have the right to exercise, any portion of a prefunded warrants to the extent that, after giving effect to the exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares issuable upon the exercise. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

On December 8, 2022, we also issued debenture prefunded warrants to purchase an aggregate of 4,721,787 shares of common stock. The debenture prefunded warrants have the same terms as the prefunded warrants; provided that they contain a one-time adjustment which provides that on the date that we complete a reverse split of our outstanding common stock, if the lowest volume weighted average price of our common stock during the five consecutive trading days commencing on such date, or the Market Price, is less than $0.35 (as adjusted for the reverse split), then the number of shares issuable upon exercise of the debenture prefunded warrants shall increase to equal (i) the principal amount plus accrued but unpaid interest of the debentures issued to the holders that was outstanding on the date of conversion thereof divided by the applicable Market Price minus (ii) the number of shares issued upon conversion of the debentures; provided, however, that regardless of the actual Market Price, the Market Price for purposes of this adjustment shall not be less than $0.25.

On December 8, 2022, we issued warrants for the purchase of an aggregate of 228,572 shares of common stock to Dawson James Securities, Inc. and its designees as partial compensation for services rendered in connection with our private placement of common stock and prefunded warrants that was completed on such date. These warrants are exercisable for a period of five years at an exercise price of $0.35 per share, subject to standard adjustments for stock splits, stock combinations, stock dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions, and may be exercised on a cashless basis; provided that such exercise is subject to stockholder approval.

Convertible Promissory Notes

On July 29, 2022, we issued secured subordinated convertible promissory notes in the aggregate principal amount of $2,150,000 in connection with the acquisition of Ceautamed. The notes shall bear interest at the rate of 5% per annum with all principal and accrued interest being due and payable in one lump sum on July 29, 2025; provided that upon an event of default (as defined in the notes), such interest rate shall increase to 10%. The notes are convertible at the option of the holder into common stock at a conversion price of $6.25; provided that the holder may not elect to convert a portion of the outstanding principal in an amount less than the lesser of $200,000 or the remaining outstanding principal.

Anti-takeover Effects of Delaware Law and Charter Provisions

We have elected not to be governed by Section 203 of the General Corporation Law of the State of Delaware, which prohibits a publicly-held Delaware corporation from engaging in a business combination, except under certain circumstances, with an interested stockholder.

Our certificate of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.

Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Our bylaws permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our bylaws provide that no member of our board of directors may be removed from office by our stockholders without cause and, in addition to any other vote required by law, upon the approval of not less than the majority of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, telephone 212-828-8436, is the transfer agent for our common stock.

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